EXHIBIT 12

                         INTERNATIONAL GAME TECHNOLOGY
    STATEMENT OF COMPUTATION OF UNAUDITED RATIO OF EARNINGS TO FIXED CHARGES
                                      AND
                  PROFORMA RATIO OF EARNINGS TO FIXED CHARGES
                              (in thousands except
                               ratio information)


                             Six months ended                        Years ended
                                                                    September 30,
                            -------------------    ------------------------------------------------
                            April 3,   March 31,      1998      1997      1996      1995      1994
                             1999       1998
Earnings:
Income before taxes
                            $105,068   $83,902      $220,302  $199,074  $181,694  $143,830  $214,760
Add fixed charges, from
below                         12,525     6,407        17,203    10,877    12,508    11,449     5,271
                              ------     -----        ------    ------    ------    -------    -----
                            $117,593    90,309      $237,505  $209,951  $194,203  $155,279  $220,031
                           =========    ======      ========  ========  ========  ========  ========

Fixed Charges:
Interest expense on debt    $ 11,593   $ 5,557      $ 15,503  $  9,677  $ 10,375  $  9,182  $  3,404
Interest expense within
  rental expense                 932       850         1,700     1,200     2,133     2,267     1,867
                                 ---       ---         -----     -----     -----     -----     -----
  Total fixed charges       $ 12,525   $ 6,407      $ 17,203  $ 10,877  $ 12,508  $ 11,449  $  5,271
                           =========   =======      ========  ========  ========  ========  ========

Ratio of earnings to
fixed charges                    9.4      14.1          13.8      19.3      15.5      13.6      41.7
                           =========   =======      ========  ========  ========  ========  ========

Proforma earnings:
  Income before taxes       $ 75,786                $154,055
  Add fixed charges, from
   below                      42,507                  84,850
                           ---------                 -------
                           $ 118,293                $238,905
                           =========                ========

Proforma fixed charges:
Interest expense on debt   $  41,575                $ 83,150
Interest expense within
  rental expense                 932                   1,700
                                 ---                   -----
  Total fixed charges      $  42,507                $ 84,850
                           =========                ========


Proforma ratio of
earnings to fixed charges        2.8                     2.8
                            ========                ========